Exhibit 99.1

Towerstream Regains Compliance with NASDAQ Minimum Share Price Requirement

MIDDLETOWN, R.I., July 25, 2016 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading Fixed-Wireless Fiber Alternative company, announced today that it received confirmation that as of July 21, 2016, the Company has evidenced a closing per share bid price of its common stock in excess of NASDAQ’s $1.00 minimum closing bid price requirement for at least ten consecutive trading days. Accordingly, the Company complies with NASDAQ Listing Rule 5550(a)(2) and will continue to trade on The NASDAQ Capital Market. As previously announced, the Company also has obtained an extension, through November 22, 2016, to satisfy the minimum shareholder equity of $2.5 million required for continued listing.

About Towerstream Corporation

Towerstream Corporation (NASDAQ:TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

In 2014, Towerstream launched its On-Net fixed-wireless service offering On-Net building tenants access to dedicated, symmetrical high-speed Internet connectivity, with a premier SLA, at market-setting prices.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net